Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-263943) pertaining to the 2021 Equity Incentive Plan, and 2021 Employee Stock Purchase Plan of Sera Prognostics, Inc., and
(2) Registration Statement (Form S-8 No. 333-258696) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan, as amended, 2021 Equity Incentive Plan, and 2021 Employee Stock Purchase Plan of Sera Prognostics, Inc.
of our report dated March 22, 2023, with respect to the financial statements of Sera Prognostics, Inc. included in this Annual Report (Form 10-K) of Sera Prognostics, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 22, 2023